Exhibit 99.1

PHARMACOPEIA’S DARA PROGRAM FOR HYPERTENSION AND DIABETIC
NEPHROPATHY ADVANCES INTO PHASE 1 CLINICAL TRIALS

Represents Pharmacopeia’s first solely controlled Investigational New Drug (IND)

February 14, 2007, Princeton, NJ - Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, today announced the initiation of a Phase 1 clinical study of PS433540, the company’s lead internal product candidate.  PS433540 is a Dual-Acting angiotensin and endothelin Receptor Antagonist (DARA) that is being developed as a potential treatment for hypertension and diabetic nephropathy.  PS433540, the first and only DARA compound in development, possesses two clinically validated mechanisms of action in a single compound.   The compound works by selectively blocking the action of two potent vasoconstrictor and mitogenic agents, angiotensin II (AII) and endothelin 1 (ET1), at their respective receptors. PS433540 is highly selective (10,000-fold) for the AII receptor sub-type 1 and the ET receptor sub-type A.  As such PS433540 combines the properties of an angiotensin receptor blocker (ARB) and an endothelin receptor antagonist (ERA) in the same molecule.  There is considerable preclinical data suggesting that compared to either agent alone, simultaneously blocking the actions of both AII and ET1 may provide significantly improved treatment options for several cardiovascular diseases.  In addition, studies to date have demonstrated PS433540 to be safe and well tolerated in preclinical studies with a pharmacokinetic profile consistent with an expected once-daily oral dosing in humans.

“PS433540 is a first-in-class compound which, with its unique DARA activity, could represent a significant advance in the treatment of cardiovascular disease,” said Rene Belder, M.D., Pharmacopeia’s Vice President of Clinical and Regulatory Affairs.  “We are eager to complete this initial clinical study and employ the results to design later-stage trials to expedite the clinical development of this product candidate.”

The objective of this randomized, placebo-controlled, dose-escalation study is to evaluate the compound’s preliminary safety and tolerability by treating up to seven separate groups of healthy volunteers.  Each group will consist of eight people, with six individuals receiving the active DARA compound and two receiving placebo.  PS433540 doses administered to the study subjects will increase for each successive group.  In addition to safety and tolerability, clinical investigators will also evaluate dose-related pharmacokinetics.

“With the initiation of this trial, Pharmacopeia has achieved two of its primary objectives,” stated David Floyd, Ph.D., Executive Vice President and Chief Scientific Officer of Pharmacopeia.  “The first goal was to successfully build an internal development capability to complement our long-standing expertise in discovery.  The second was to advance an internal program into the clinic.  Today, we have achieved both goals, and in doing so, we have initiated a clinical program with a promising compound for the potential treatment of hypertension and diabetic nephropathy.”

ABOUT PHARMACOPEIA

Pharmacopeia is committed to discovering and developing novel therapeutics to address significant medical needs. The Company has a broad portfolio advancing towards clinical validation, both independently and with partners. Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for resistant hypertension and diabetic kidney disease for which a Phase 1 clinical trial is underway.  Other internal proprietary programs address immunoregulation. Four partnered programs are in active clinical trials: a CXCR2 antagonist for chronic obstructive pulmonary disease (COPD), p38 MAP kinase inhibitors for rheumatoid arthritis, an enzyme inhibitor for oncology and a candidate for metabolic diseases.  Four additional partnered compounds are in preclinical development.  Pharmacopeia’s discovery, development and commercialization partnerships are with leading pharmaceutical companies including GlaxoSmithKline, Bristol-Myers Squibb, Organon, Schering-Plough, Cephalon, Celgene, and Wyeth.

Contact:
Brian M. Posner
Executive Vice President and Chief Financial Officer
Pharmacopeia Drug Discovery, Inc.
(609) 452-3643
ir_pr@pharmacopeia.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a compound from its DARA program, Pharmacopeia’s Phase 1 clinical studies with respect to PS433540, Pharmacopeia’s ability to successfully perform under its collaborations with Cephalon, GlaxoSmithKline, Organon and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.